Exhibit 99.1

ALPHA PRO TECH PROVIDES UPDATE ON PERSONAL PROTECTIVE EQUIPMENT (PPE)

ORDERS RESULTING FROM COVID-19 PANDEMIC

FOR IMMEDIATE RELEASE

Company Contact: Alpha Pro Tech, Ltd. Donna Millar 905-479-0654 e-mail: ir@alphaprotech.com	Investor Relations Contact: Hayden IR Cameron Donahue 651-653-1854 e-mail: cameron@haydenir.com

NOGALES, Arizona, April 8, 2020 (GLOBE NEWSWIRE) -- Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced an update to the status of orders booked for personal protective equipment (PPE) products in APT’s disposable protective apparel product suite, including the company’s proprietary N-95 Particulate Respirator face mask and face shields.

As of April 7, 2020, APT has booked approximately $36.7 million in orders for the company’s proprietary N-95 Particulate Respirator face mask since January 27, 2020, an increase of $14.1 million, or 62%, from the $22.6 million in orders reported as of March 11, 2020, and the company continues to experience greater demand. APT has seen exponential increases not only in near-term demand, but also in longer-term ongoing purchase orders that have request dates that extend beyond the third quarter of 2020 and into the first half of 2021. Approximately 20% of the booked orders fall into the latter category. As a result of a ramp up in production, the company fulfilled approximately $3.7 million of the orders in the first quarter of 2020, which was slightly below the previously estimated forecast of $4.0 million, primarily as a result of delays at the company’s manufacturing facility in Utah following an earthquake in March. The remaining backlog of N-95 face mask orders that are not requested before the beginning of the fourth quarter of 2020 is expected to be fulfilled by the end of the third quarter of 2020. The company still expects its phase 1 ramp up plan on N-95 face mask production to be completed by early May and is in the process of a phase 2 expansion that will involve building additional N-95 face mask production lines to further increase capacity. The phase 2 expansion is expected to be operational by late summer 2020. The fulfillment forecast described above does not take into account any increased production capacity from the phase 2 ramp up plan.

APT has also seen a significant increase in orders of the company’s face shield products since January 27, 2020, with current orders totaling over $11.6 million, up from the $1.6 million in orders reported as of March 11, 2020. The approximate average annual sales of this product line over the last three years has been $1.6 million. As with the N-95 face mask orders described above, the company has booked face shield orders that have request dates that extend beyond the third quarter of 2020 and into the first half of 2021. Approximately 24% of the booked orders fall into this category. Approximately $1.4 million of face shield orders were fulfilled in the first quarter of 2020. The remaining backlog of face shield orders that are not requested before the beginning of the fourth quarter of 2020 is expected to be fulfilled by the end of the third quarter or early in the fourth quarter of 2020.

The company’s other disposable protective apparel product lines, which include coveralls, gowns, lab coats, shoecovers and bouffant caps, have also seen a significant increase in demand, which primarily began in early March and has continued into April. Although the company remains committed to allocating the necessary resources and procuring the necessary raw materials in an effort to meet the unprecedented demand for these PPE products, the company alerts investors that its joint venture in India that manufacturers these disposable protective apparel product lines is currently under a country-wide, government mandated closure that is expected to last until mid-April, and could be extended. The company has alternative manufacturers that may be pursued, but the joint venture has historically been the primary supply source for these products.

The Alpha Pro Tech N-95 Particulate Respirator face mask’s unique flat-fold design features a Positive Facial Lock® (PFL®) and meets the Centers for Disease Control and Prevention’s (CDC) and National Institute for Occupational Safety and Health’s (NIOSH) recommended protection levels for many airborne contaminants. The N-95 face mask filters at least 95% of airborne particles. The integrated Magic Arch® technology creates a comfortable breathing chamber within the N-95 face mask by holding it away from the wearer’s nose and mouth. For more information on APT’s N-95 Particulate Respirator face mask, face shields and other PPE products, visit Alpha Pro Tech’s website at www.alphaprotech.com.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to product demand, inventory levels, production plans and capacity, estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.